Contact: James C. Miller

Office: 724-465-1487

TO BE RELEASED: 8:00 a.m., September 9, 2002

S&T Bancorp, Inc. Completes Acquisition of Peoples Financial Corporation

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA), the holding company for S&T Bank, and Peoples Financial Corp., Inc. (OTC Bulletin Board: PPFN.OB), the holding company for PFC Bank, announced today that they have completed the merger of Peoples Financial Corporation and PFC Bank into S&T Bancorp, Inc. The combined company, which will operate as S&T Bank, has approximately $2.8 billion in total assets and approximately $1.9 billion in deposits. The addition of seven PFC Bank offices brings S&T to 47 offices throughout Allegheny, Armstrong, Butler, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties.

"This combination strengthens S&T's market footprint in the eight counties in which we operate and improves our commitment to the communities and customers we serve. Customers of both banks will benefit from the increased branch locations, added convenience through 24/7 banking services and an expanded set of financial solutions," stated James C. Miller, President and Chief Executive Officer of S&T Bancorp, Inc.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.

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